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                                                                    Exhibit 99.1

                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE:

CONTACT:
Marvin (Mickey) S. Goldwasser
Open Solutions Inc.
860.652.3153
mgoldwasser@opensolutions.com

        OPEN SOLUTIONS INC. ACQUIRES RE:MEMBER DATA SERVICES, INC. (RDS) --Financial Services Provider Continues to Expand Market Presence--

GLASTONBURY, CONN., JULY 9, 2004 - Open Solutions Inc. (NASDAQ:OPEN) a provider of integrated data processing technologies for banks and credit unions, today announced that it has acquired Indianapolis, IN-based re:Member Data Services, Inc. (RDS), a provider of core processing solutions for credit unions. Under the terms of the agreement, Open Solutions acquired RDS for approximately $20 million in cash. RDS will become part of Open Solutions' Core Systems Group and continue to be located and run operations from Indianapolis. Current RDS Chairman and CEO David Becker, who will be leaving RDS to pursue other interests, will be assisting with the transition and will remain an RDS client in his capacity as Chairman and CEO of First Internet Bank of Indiana. Industry veteran Mike Evans of Open Solutions, who has more than 25 years of experience serving credit unions, will be working closely with Jim Hutchins of RDS to oversee integration planning and day-to-day activities.

      Open Solutions and RDS both serve the financial services marketplace with an emphasis on providing institutions with a distinct technological, service and competitive advantage. While Open Solutions actively serves both the community banking and credit union industries, RDS primarily serves the credit union marketplace. For the fiscal year ended March 31, 2004, RDS reported revenue of approximately $13 million.

      "Open Solutions and RDS share a common commitment to providing the credit union marketplace with innovative products and services," said Gary Daniel, Open Solutions Senior Vice President and General Manager - Credit Union Group. "RDS also shares Open Solutions' viewpoint on the importance of client service and offering industry focused solutions. To complement this shared vision and business philosophy, RDS clients will now have access to Open Solutions' open relational core data processing technology and suite of complementary integrated strategic solutions."

                                   -- more --

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OPEN SOLUTIONS INC. ACQUIRES RDS, PAGE TWO

      RDS Chairman and CEO, David Becker said "RDS has made an ongoing commitment to our clients to provide them with an optional upgrade path to an open flexible relational core technology platform along with additional expanded features and performance. Joining the Open Solutions organization follows this promise by enabling RDS to leverage Open Solutions' technology and make this commitment a reality today. Open Solutions has earned an excellent reputation in the financial services and credit union marketplace for providing focused technology solutions combined with outstanding client service. We are very pleased to be a part of Open Solutions and believe RDS will now be able to offer our clients even more choices in terms of open technology solutions, additional product offerings and services."

      Open Solutions plans to leverage each company's strengths and experience to develop additional product offerings, new technologies and applications.

      Open Solutions Chairman and CEO, Louis Hernandez, Jr. said "We are very pleased to be welcoming the employees and clients of RDS into the Open Solutions family. Our two organizations share a similar entrepreneurial and solutions oriented business philosophy and corporate culture that is combined with a true commitment to serving the ongoing needs of the financial services industry. As has been our ongoing strategy, Open Solutions is using proceeds from our recent public offerings to expand our industry presence and round out our product offerings through acquisitions that add value to our company, clients and the marketplace. We believe that the acquisition of RDS is a natural fit into our organization. Additionally, we are confident that the loyal and service oriented client base of RDS will benefit from this new relationship with Open Solutions as well as from the technology and client-focused solutions that we offer. We look forward to working with RDS' clients in the years to come."

ABOUT RDS

      RDS is a core data processor for financial institutions. Formed in 1981, the company is currently providing software solutions to approximately 100 financial institutions across the country. RDS offers both outsourced and in-house processing options depending on the needs and resources of the client. In addition to its core software product, RDS offers add-on modules such as Collections, ATM and Debit Card Processing, Mortgage Servicing and Disaster Recovery. For more information visit www.remember.com.

                                   -- more --

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OPEN SOLUTIONS INC. ACQUIRES RDS, PAGE THREE

ABOUT OPEN SOLUTIONS INC.

      Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle(R) relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, Check 21, imaging, interactive voice response and loan origination solutions. Open Solutions' full suite of products and services is designed to allow banks, thrifts and credit unions to better compete in today's aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

      For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at
860.652.3153 or via fax at 860.652.3156. Visit Open Solutions' Internet site at www.opensolutions.com.

      Open Solutions Inc.(R) is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright (C) 2004 Open Solutions Inc. All rights reserved.

SAFE HARBOR STATEMENT

      Statements made in this press release that state Open Solutions Inc.'s or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.'s actual results to differ materially from those projected in such forward-looking statements. For example, we have entered into and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention. Other factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.'s operations, markets, products, services, prices and other factors set forth under the heading "Factors Affecting Future Operating Results" in Open Solutions' Quarterly Report on Form 10-Q for the three months ended March 31, 2004, as filed with the Securities and Exchange Commission.

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